Exhibit 23

                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Lilly Industries, Inc. of our report dated January 23, 1998, included in the 1997 Annual Report to Shareholders of Lilly Industries, Inc.

Our audits also included the financial statement schedule of Lilly Industries, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We further consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 2-59159, 2-76317, 33-52959, 33-52956 pertaining to the Lilly
Employees' Stock Purchase Plan, the Lilly Industries, Inc. Stock Option Plan, the Lilly Industries, Inc. 1991 Director Stock Option Plan, and the Lilly Industries, Inc. Employee 401(k) Savings Plan, respectively, and 33-52958 and 333-32205 pertaining to the Lilly Industries, Inc. 1992 Stock Option plan and Form S-4 No. 333-41587 pertaining to the 7-3/4% Senior Notes due 2007, Series B) of our report dated January 23, 1998, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Lilly Industries, Inc.



                                         /s/ Ernst & Young LLP

Indianapolis, Indiana
February 26, 1998